TRANSFER AGENCY AGREEMENT

THIS AGREEMENT made the              day of                     , 2017, by and between, XAI OCTAGON FLOATING RATE & ALTERNATIVE INCOME TERM TRUST, a statutory trust organized under the laws of the State of Delaware, having its principal place of business at 321 N. Clark Street, Suite 2430, Chicago, Illinois 60654 (the “Fund”), and DST SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 333 West 11th Street, 5th Floor, Kansas City, Missouri 64105 (“DST”):

WITNESSETH:

WHEREAS, the Fund desires to appoint DST as Transfer Agent, Dividend Disbursing Agent and Dividend Reinvestment Plan Agent, and DST desires to accept such appointment upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Documents to be Provided with Appointment.

In connection with the appointment of DST as Transfer Agent, Dividend Disbursing Agent and Dividend Reinvestment Plan Agent for the common shares of beneficial interest (“Shares”) of the Fund, the Fund will provide DST with the following documents:

A.

A certified copy of the resolutions of the Board of Trustees of the Fund appointing DST as Transfer Agent and Dividend Disbursing Agent, approving the form of this Agreement, and designating certain persons to sign or give written or oral instructions and requests on behalf of the Fund;

B.	A certified copy of the Agreement and Declaration of Trust of the Fund and all amendments thereto (the “Declaration of Trust”);

C.	A certified copy of the Bylaws of the Fund and all amendments thereto;

D.	Copies of Registration Statements and amendments thereto, filed with the Securities and Exchange Commission.

E.	A certificate of the Fund as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options, if any;

F.	Specimens of the signatures of the officers of the Fund authorized to sign on behalf of the Fund generally and individuals authorized to sign written instructions and requests;

G.	A certificate by the Secretary or similarly situated officer of the Fund with respect to:

(1)	The Fund’s organization and existence and status in good standing under the laws of its state of organization,

(2)	The Fund is duly qualified to carry on its business in the State of its organization,

(3)	The status of all Shares covered by the appointment under the Securities Act of 1933, as amended (the “1933 Act”), and any other applicable federal or state statute,

(4)	That all issued Shares are, and all unissued Shares will be, when issued, validly issued, fully paid and non-assessable, and

H.

Statements as to (i) the existence or termination of any restrictions on the transfer of Shares and in the application to or removal of any legend restricting the transfer of such Shares, (ii) any authorized but unissued Shares reserved for specific purposes, (iii) if any reserved Shares are subject to option and, if so, the details of such reservation, and (iv) special instructions regarding dividends and information of any foreign securityholders. For this Section H, a certificate from the Fund’s Secretary or Chief Financial Officer or similarly situated officer of the Fund is acceptable.

2.	Certain Representations and Warranties of DST.

DST represents and warrants to the Fund that:

A.	It is a corporation duly organized and existing and in good standing under the laws of Delaware.

B.	It is duly qualified to carry on its business in the State of Missouri.

C.	It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement.

D.

It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and it is in compliance with all federal and state laws applicable to DST’s acting as a transfer agent.

E.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

F.	It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

G.

It is accepted by The Depository Trust Company (“DTC”) as a limited participant in the DTC Direct Registration System (“DRS”). In this regard, DST will participate in DTC’s Fast Automated Securities Transfer (“FAST”) program, provide a “direct mail by agent” (or DMA) function as mandated by DTC in connection with DRS participation; will undergo sufficient training regarding DRS and DTC’s Profile Modification System (“Profile”); and will participate in DTC’s Profile Surety Program as a prerequisite to initiating Profile transactions.

H.	For so long as this Agreement remains in full force and effect DST will maintain an electronic interface with DTC.

I.

DST will add the Fund to the FAST program and Profile through DTC and will make the Fund’s shares DRS eligible as soon as reasonably practicably, and, except for the Fund’s responsibility to ensure that (i) the Fund’s governing documents permit the issuance of uncertificated shares, (ii) the Fund’s Board of Trustees has authorized the issuance of uncertificated shares, and (iii) all associated tax reporting requirements are complied with, will maintain the Fund’s eligibility to participate therein, in accordance with all applicable DTC requirements and SEC rules and regulations, including, without limitation, by mailing or otherwise making available to a securityholder (i) a securityholder transaction advice or statement within two (2) business days of each DRS account transaction that affects the securityholders’ position or more often as required by SEC regulations; and (ii) DRS book entry statements to registered owners at least annually or more often as required by SEC regulations.

3.	Certain Representations and Warranties of the Fund.

The Fund represents and warrants to DST that:

A.

It is a statutory trust duly organized and existing and in good standing under the laws of the State of Delaware appearing after its name at the beginning of this Agreement and it is duly qualified, as required, to carry on its business in the jurisdictions in which it is required to so qualify or in which DST provides the Services.

B.	All Shares of the Fund when issued will be duly authorized, validly issued, fully paid and non-assessable.

C.

A registration statement under the 1933 Act has been filed and will be effective with respect to all Shares of the Fund being offered for sale other than Shares that were issued in a transaction or transactions exempt from the registration requirements of the 1933 Act.

D.

To the extent applicable, all requisite steps have been and will at all times material hereto continue to be taken to register the Fund’s Shares for the sale in all applicable states and such registration will be effective at all times Shares are offered for sale in such state. All Shares issued and outstanding as of the date of this Agreement were issued pursuant to an effective registration statement under the 1933 Act or were exempt or were issued in a transaction or transactions exempt from the registration requirements of the 1933 Act. Any Shares issued after the date hereof will be issued pursuant to an effective registration statement under the 1933 Act, unless in each case such Shares or transaction is exempt from the registration requirements of the 1933 Act.

E.

To the extent required to offer shares of the Fund as contemplated herein, the Fund is registered with the Securities and Exchange Commission (the “SEC”), any securities self-regulatory organization, and/or any state or non-US securities regulatory body that asserts the authority to regulate such matter, by regulation, order or otherwise (collectively, the “Applicable Regulatory Authorities”), has made all required notice or other filings with and paid all required fees to all Applicable Regulatory Authorities and is currently, and will remain throughout the term of this Agreement, in substantial compliance with applicable law. To the extent any applicable law requires registration, licensing or other qualifications of the Fund or any of its officers, directors, employees, agent or Affiliates, or payment of fees or filing of documents, they are in compliance with same. The foregoing representations will remain accurate during the term of this Agreement

F.

Each offer to sell or sale of Shares of the Fund by the Fund or its agents, representatives and dealers will be made in material compliance with all applicable Federal, State or local laws, rules and regulations

G.	The Fund is empowered under applicable laws and by its Declaration of Trust and Bylaws, as appropriate, to enter into and perform this Agreement.

4.	Scope of Appointment.

A.	Subject to the terms and conditions set forth in this Agreement, the Fund hereby appoints DST as Transfer Agent and Dividend Disbursing Agent.

B.	DST hereby accepts such appointment and agrees that it will act as the Fund’s Transfer Agent and Dividend Disbursing Agent.

C.	The Fund agrees to use its reasonable efforts to deliver to DST in Kansas City, Missouri, as soon as they are available, all of its securityholder account records.

D.

DST, utilizing TA2000tm, DST’s computerized data processing system for securityholder accounting (the “TA2000 System”) and in accordance with the terms and conditions of this Agreement, will perform the following services as transfer and dividend disbursing agent for the Fund, and as agent of the Fund for securityholder accounts thereof, in a timely manner: (i) issuing (including countersigning), transferring and redeeming book entry shares; (ii) maintaining securityholder accounts on the records of the Fund on the TA2000 System; (iii) providing transaction journals; (iv) to the extent applicable, mailing securityholder reports and prospectuses; (v) once annually preparing securityholder meeting lists for use in connection with the annual meeting of shareholders of the Fund and certifying a copy of such list; (vi) withholding, as required by federal law, taxes on securityholder accounts, preparing, filing and providing, in electronic format, the U.S. Treasury Department Forms 1099, 1042, 1042S, and K-1 to Fund’s print vendor of choice and performing and paying backup withholding as required for all securityholders; (vii) to the extent applicable, calculating the appropriate sales charge with respect to each purchase of the Fund shares as instructed by an Authorized Person, as hereinafter defined, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules an instructions delivered to DST by the Fund’s managing dealer or distributor (hereinafter “managing dealer”) or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer; (viii) disbursing income dividends and distributions and capital gains distributions to securityholders and recording reinvestment of dividends and distributions in shares of the Fund; (ix) preparing and providing, in electronic format, confirmation forms for securityholders to Fund’s print vendor of choice as instructed, for all purchases and liquidations of shares of the Fund and other confirmable transactions in securityholders’ accounts; (x) providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Fund or its management company; (xi)

maintaining those records necessary to carry out DST’s duties hereunder, including all information reasonably required by the Fund to account for all transactions on TA2000 in the Fund shares; (x) receiving correspondence pertaining to any former, existing or new securityholder account, processing such correspondence, for proper recordkeeping, and responding promptly to securityholder correspondence mailing to dealers confirmations of wire order trades; providing copies of securityholder statements, in electronic format, to Fund’s print vendor of choice in accordance with the instructions of an Authorized Person; (xi) processing, generally on the date of receipt, purchases or instructions to settle any mail or wire order purchases received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined); (xii) to the extent applicable, providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of the shares of the Funds on TA2000; (xiii) providing to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000; and (xiv) providing a Cash Utilization Arrangement consistent with the provisions set forth in Exhibit A. For clarification, with respect to obligations, the Fund is responsible any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of the Fund in each jurisdiction in which it is sold. DST’s sole obligation is to provide the Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of the Fund on TA2000. It is the Fund’s responsibility to validate that the blue sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by DST, to ensure accuracy. DST is not responsible in any way for claims that the sale of shares of the Fund violated any such requirement (unless such violation results from a failure of the DST Blue Sky module to notify the Fund that such sales do not comply with the parameters set by the Fund for sales to residents of a given state).

E.

At the request of an Authorized Person, DST shall use reasonable efforts to provide the services set forth in Section 4.D in connection with transactions (i) the processing of which transactions require DST to use methods and procedures other than those usually employed by DST to perform securityholder servicing agent services, (ii) involving the provision of information to DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions, (the “Exception Services”).

F.

DST shall use reasonable efforts to provide, reasonably promptly under the circumstances, the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Fund’s instructions, prospectus or application as amended from time to time, for the Fund provided (i) DST is advised in advance by the Fund of any changes therein and (ii) the TA2000 System and the mode of operations utilized by DST as then constituted supports such additional functions and features. If any addition to, improvement of or change in the features and functions currently provided by the TA2000 System or the operations as requested by the Fund requires an enhancement or modification to the TA2000 System or to operations as presently conducted by DST, DST shall not be liable therefore until such modification or enhancement is installed on the TA2000 System or new mode of operation is instituted. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases DST’s cost of performing the services required hereunder at the current level of service, DST shall advise the Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, DST shall be entitled to increase its fees by the amount of the increase in costs. In no event shall DST be responsible for or liable to provide any additional function, feature, improvement or change in method of operation until it has consented thereto in writing.

G.	In addition to those services outlined in this Agreement, DST will perform the following transfer agency services:

(1)	issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate Shareholder account; and

(2)	effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation.

H.	DST will perform the following dividend disbursing services:

(1)

upon receipt of a written notice from an officer of the Fund declaring the payment of a dividend or distribution, DST shall prepare and disburse such dividend and distribution payments; provided that in advance of such payment the Fund furnishes DST with sufficient funds. The payment of such funds to DST for the purpose of being available for the payment of dividends or distributions from time to time is not intended by the Fund to confer any rights in such funds on the Fund’s shareholders whether in trust or in contract or otherwise;

(2)

the Fund hereby authorizes DST to stop payment of checks issued in payment of dividends, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or, through no fault of theirs, are otherwise beyond their control and cannot be produced by them for presentation and collection, and DST shall issue and deliver duplicate checks in replacement thereof, and the Fund shall indemnify DST against any loss or damage resulting from reissuance of the checks; and

(3)

DST is hereby authorized to deduct from all dividends or distributions declared by the Fund and disbursed by DST, as dividend disbursing agent, the tax required to be withheld pursuant to the Internal Revenue Code of 1986, as amended, or by any Federal or State statutes subsequently enacted, and to make the necessary return and payment of such tax in connection therewith.

I.	DST will perform the following dividend reinvestment plan agent services:

(1)

act as agent for shareholders pursuant to dividend reinvestment plans, and other investment programs as amended from time to time in accordance with the terms of the agreements relating thereto to which DST is or will be a party; and

(2)	receive all payments made to the Fund or DST under any dividend reinvestment plan and make all payments required to be made under such plan, including all payments required to be made to the Fund.

J.

The provisions of this Section 4.J that follow this sentence shall take precedence over and shall govern in the event of any inconsistency between such provisions and any other provisions of this Agreement or any provisions of any exhibit or other attachment to this Agreement (or any provisions of any attachment to any such exhibit or attachment). The parties agree that – to the extent that DST provides any services under this Agency Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law, it is the parties’ mutual intent that DST will provide only printing, reproducing, and other mechanical assistance to the Fund and that DST will not make any judgments or exercise any discretion of any kind, and particularly that DST will not make any judgments or exercise any discretion in: (1) determining generally the actions that are required in connection with such compliance or determining generally when such compliance has been achieved; (2) determining the amounts of taxes that should be withheld on securityholder accounts (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Fund); (3) determining the amounts that should be reported in or on any specific box or line of any tax form (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Fund which among other things identify the specific boxes and lines into which amounts calculated by DST are to be placed); (4) classifying the status of securityholders and securityholder accounts under applicable tax law (except to the extent of following express instructions regarding such classification provided by the Fund); and (5) paying withholding and other taxes, except pursuant to the express instructions of the Fund. The Fund agrees that it will provide express and comprehensive instructions to DST in connection with all of the services that are to be provided by DST under this Agency Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law, including promptly providing responses to requests for direction that may be made from time to time by DST of the Fund in this regard.

K.	Additionally, upon receipt of a Fund’s written request, DST shall provide transmissions of shareholder activity to the print vendor selected by the Fund.

5.	Limit of Authority.

The appointment of DST as Transfer Agent for the Fund will be construed to cover the full amount of authorized Shares for which DST is appointed as the same will, from time to time, be constituted, and as reduced or increased from time to time.

In case of such reduction or increase the Fund will file with DST:

A.	If the appointment of DST was theretofore expressly limited, a certified copy of a resolution of the Board of Directors of the Fund increasing the authority of DST;

B.	A certified copy of the amendment to the Declaration of Trust, if any, authorizing the increase of Shares;

C.	A certified copy of the order or consent of each governmental or regulatory authority, if any, required by law to consent to the issuance of the increased Shares;

D.	A certificate of the Secretary or similarly situated officer of the Fund with respect to for the Fund stating:

(1)        The status of the additional Shares under the 1933 Act, and any other applicable federal or state statute; and

(2)        That the additional Shares are, or when issued will be, validly issued, fully paid and non-assessable.

6.	Compensation and Expenses.

A.

In consideration for DST’s services hereunder as Transfer Agent and Dividend Disbursing Agent, the Fund will pay to DST compensation for all services rendered as Agent as set forth in Exhibit A attached hereto (“Compensation”) The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall cease to be charged in the month following the Purge Date, as hereinafter defined in Section 17.

B.

The Fund also agrees promptly to reimburse DST for all reasonable out of pocket and other expenses or fees or disbursements incurred by DST in connection with the performance of services under this Agreement including, but not limited to those expenses as set forth in Exhibit A attached hereto (“Expenses”). In addition, any other expenses incurred by DST at the written request or with the written consent of the Fund will be promptly reimbursed by the Fund.

C.

Amounts due hereunder shall be due and paid on or before the thirtieth (30th) business day after receipt of the statement therefor by the Fund (the “Due Date”). The Fund is aware that its failure to pay all amounts in a timely fashion so that they will be received by DST on or before the Due Date will give rise to costs to DST not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges. Accordingly, subject to Section 6.D. hereof, in the event that any amounts due hereunder are not received by DST by the Due Date, the Fund shall pay a late charge equal to the lesser of the maximum amount permitted by applicable law or the product of one and one-half percent (1.5%) per month times the amount overdue times the number of months from the Due Date up to and including the day on which payment is received by DST The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due. Acceptance of such late charge shall in no event constitute a waiver of the Fund’s or DST’s default or prevent the non-defaulting party from exercising any other rights and remedies available to it.

D.	In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify DST in writing of any disputed charges for billable expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which DST provides to the Fund documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first business day after the Revised Due Date.

E.	The fees and charges set forth on Exhibit A shall increase or may be increased as follows:

(1)	As set forth within Exhibit A;

(2)

DST may increase the fees and charges set forth on Exhibit A upon at least ninety (90) days prior written notice if substantially all DST clients are charged separately for substantial system modifications that result in a material increase in cost of performance hereunder (i) necessitated by changes in existing laws, rules or regulations, or (ii) required at DST’s discretion in order to maintain the TA2000 System;

(3)

DST may charge for additional functions or features of the DST System used by the Fund which features are not consistent with the Fund’s current processing requirements provided that use of such functions or features is optional to the Fund;

(4)

In the event DST, at the Fund’s request or direction, performs Exception Services, DST shall be entitled to increase the fees and charges for such Exception Services from those set forth on Exhibit A to the extent such Exception Services increase DST’s cost of performance; and

(5)

Charges attendant to the development of reasonable changes to the TA2000 System requested by the Fund (“Client Requested Software”) shall be at DST’s standard rates and fees in effect at the time. If the cost to DST of operating the TA2000 System is increased by the addition of Client Requested Software, DST shall be entitled to increase its fees by an amount to be mutually agreed upon.

If DST notifies the Fund of an increase in fees or charges pursuant to subparagraph (2) of this Section 6.E., the Fund agrees to reimburse DST for the Fund’s pro-rata portion of the cost associated with such substantial system modifications.

If DST notifies the Fund of an increase in fees or charges under subparagraphs (3) or (4) of this Section 6.E., the parties shall negotiate, diligently and in good faith, to agree upon a new fee to cover such new fund feature.

7.	Operation of DST System.

In connection with the performance of its services under this Agreement, DST is responsible for such items as:

A.

That entries in DST’s records reflect the orders, instructions, and other information received by DST from the Fund, the Fund’s investment adviser or the Fund’s administrator and any other person whom the Fund names on Exhibit B (each an “Authorized Person”), broker-dealers or securityholders;

B.	The accurate and timely issuance of dividend and distribution payments in accordance with instructions received from the Fund and the data in the Fund’s records on the TA2000 System;

C.

That, once approval of the Fund therefor has been received by DST, payments be effected accurately and timely in accordance with the instructions of the Fund and the data in the Fund’s records on the TA2000 System;

D.

If applicable, the requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of securityholder accounts, transfers and other securityholder account transactions, all in conformance with DST’s present procedures as set forth in its Legal Manual, Third Party Check Procedures, Checkwriting Draft Procedures, Compliance + and Identity Theft Programs and Signature Guarantee Procedures (collectively the “Procedures”) with such changes or deviations therefrom as may be from time to time required or approved by the Fund, its investment adviser or managing dealer, or its or DST’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures;

G.	The maintenance of customary records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act;

H.

The maintenance of a current, duplicate set of the Fund’s essential records at a secure separate location, in a form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation; and

I.

Notwithstanding anything herein to the contrary, with respect to “as of” adjustments, DST will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretations of securityholder instructions, but DST will discuss with the Fund DST’s accepting liability for an “as of” on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is

“material”, as hereinafter defined, and, under the particular facts at issue, DST in its discretion believes DST’s conduct was culpable and DST’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section 7.I. when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1%) times Fund’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When DST concludes that it should contribute to the settlement of a loss, DST’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).

8.	Indemnification.

A.

DST shall provide the services set forth in, and fulfill its obligations under, this Agreement in accordance with the terms and conditions set forth in this Agreement, Section 17A of the 1934 Act, and the rules and regulations thereunder, any other federal or state laws applicable to DST’s acting as a transfer agent or any local laws which are the subject of a Memorandum issued by the Investment Company Institute or brought to DST’s attention by an Authorized Person. For those activities or actions delineated in the Procedures, DST shall be presumed to have acted in accordance with the terms and conditions of this Agreement if DST has acted in accordance with the Procedures in effect when DST acted or omitted to act.

B.

DST shall not be responsible for, and the Fund shall indemnify and hold DST harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which may be asserted against DST or for which DST may be held to be liable (including without limitation any attorney’s fees or court costs incurred by DST in enforcing this right to the Fund’s indemnification) (the “Adverse Consequences”), arising out of or attributable to:

(1)

All actions or omissions of DST required to be taken or omitted by DST pursuant to this Agreement, provided that DST has fulfilled all obligations under this Agreement with respect to the matter for which DST is seeking indemnification, and DST’s action or omission does not constitute willful misconduct or bad faith, or the material breach of any representation or warranty of DST hereunder;

(2)	The Fund’s refusal or failure to comply with the terms of this Agreement or the material breach of any representation or warranty of the Fund hereunder;

(3)

The good faith reliance on, or the carrying out of, any written or oral instructions or requests of persons designated by the Fund in writing (see Exhibit B) from time to time as authorized to give instructions on its behalf or representatives of an Authorized Person or DST’s good faith reliance on, or use of, information, data, records, transmissions and documents received from, or which have been prepared and/or maintained by the Fund, its investment advisor, its sponsor, its managing dealer or any other person or entity from whom the Fund instructs DST to accept and utilize information, data, records, transmissions and documents;

(4)	Defaults by dealers or shareowners with respect to payment for share orders previously entered;

(5)	The negotiation and processing of all checks, including checks that are tendered to DST for the purchase of shares of the Fund;

(6)

The offer or sale of the Fund’s shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such shares in such state or in excess of the authorized number of outstanding shares (unless such violation results from DST’s failure to comply with written instructions of the Fund or of any officer of the Fund that no offers or sales be permitted to remain in the Fund’s securityholder records in or to residents of such state);

(7)

The Fund’s errors and mistakes in the use of the TA2000 System, the data center, computer and related equipment used to access the TA2000 System (the “DST Facilities”), and control procedures relating thereto in the verification of output and in the remote input of data;

(8)

Errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of DST arising out of or resulting from such errors, inaccuracies and omissions in, the Fund’s records, securityholder and other records, delivered to DST hereunder by the Fund or its prior agent(s);

(9)	Actions or omissions to act by the Fund or agents designated by the Fund with respect to duties assumed thereby as provided for in Section 21 hereof; and

(10)	DST’s performance of Exception Services except where DST acted or omitted to act in bad faith, with willful misconduct, with reckless disregard of its obligations or with gross negligence.

C.

Except where DST is entitled to indemnification under Section 8.B. hereof, DST shall indemnify and hold the Fund harmless from and against any and all Adverse Consequences arising out of DST’s failure to comply with the terms of, or to fulfill its obligations under, this Agreement or arising out of or attributable to willful misconduct, bad faith, or the material breach of any representation or warranty of DST hereunder; provided, however, that DST’s cumulative and aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Fund to DST as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event giving rise to DST’s liability.

D.

IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY UNDER THIS AGREEMENT BE LIABLE TO ANY PERSON, INCLUDING, WITHOUT LIMITATION THE OTHER PARTY, FOR PUNITIVE, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR OTHER SPECIAL DAMAGES UNDER ANY PROVISION OF THIS AGREEMENT OR FOR ANY ACT OR FAILURE TO ACT HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

E.

Promptly after receipt by an indemnified person of notice of the commencement of any action, such indemnified person will, if a claim in respect thereto is to be made against an indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve an indemnifying party from any liability that it may have to any indemnified person for contribution or otherwise under the indemnity agreement contained herein except to the extent it is prejudiced as a proximate result of such failure to timely notify. In case any such action is brought against any indemnified person and such indemnified person seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, assume the defense thereof (in its own name or in the name and on behalf of any indemnified party or both with counsel reasonably satisfactory to such indemnified person); provided, however, if the defendants in any such action include both the indemnified person and an indemnifying party and the indemnified person shall have reasonably concluded that there may be a conflict between the positions of the indemnified person and an indemnifying party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified persons which are inconsistent with those available to an indemnifying party, the indemnified person or indemnified persons shall have the right to select one separate counsel (in addition to local counsel) to assume such legal defense and to otherwise participate in the defense of such action on behalf of such indemnified person or indemnified persons at such indemnified party’s sole expense. Upon receipt of notice from an indemnifying party to such indemnified person of its election so to assume the defense of such action and approval by the indemnified person of counsel, which approval shall not be unreasonably withheld (and any disapproval shall be accompanied by a written statement of the reasons therefor), the indemnifying party will not be liable to such indemnified person hereunder for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof. An indemnifying party will not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified persons are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified person from all liability arising out of such claim, action, suit or proceeding. An indemnified party will not, without the prior written consent of the indemnifying party settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder. If it does so, it waives its right to indemnification therefor.

9.	Certain Covenants of DST and the Fund.

A.

To the extent applicable, all requisite steps will be taken by the Fund from time to time when and as necessary to register, or qualify, as applicable, the Fund’s Shares for sale in all states in which the Fund’s Shares shall at the time be offered for sale and require registration or qualification. If at any time the Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund’s shares, the Fund will give prompt notice thereof to DST.

B.

DST hereby agrees to perform such transfer agency functions as are set forth in Section 4.D. above and establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such forms and devices, and to carry such insurance as it considers adequate and reasonably available.

C.

DST agrees that all records maintained by DST relating to services to be performed by DST under this Agreement are the property of the Fund and will be preserved and will be surrendered promptly to the Fund on request.

D.

DST agrees to furnish the Fund annual reports of DST’s financial condition, consisting of a balance sheet, earnings statement and any other public financial information reasonably requested by the Fund. The annual financial statements will be certified by DST’s certified public accountants.

E.

DST represents and agrees that it will use its reasonable efforts to keep current on the trends of the transfer agent industry relating to securityholder services and will use its reasonable efforts to continue to modernize and improve its systems.

F.

DST will permit the Fund and its authorized representatives (subject to execution of DST’s standard confidentiality and non-use agreement) to make periodic inspections of its operations as such involves or is utilized by DST to provide services to the Fund at reasonable times during business hours. DST will permit duly authorized federal examiners to make periodic inspections of its operations as such would involve the Fund to obtain, inter alia, information and records relating to DST’s performance of its Compliance + Program or Identity Theft Program obligations and to inspect DST’s operations for purposes of the Program.” Any costs imposed by such examiners in connection with such examination (other than fines or other penalties) shall be paid by the Fund. Notwithstanding anything herein to the contrary, DST is authorized to and will permit the Internal Revenue Service and any other tax authority to inspect its operations in connection with examinations by any such authority of DST’s or other taxpayer’s compliance with the tax laws, and the costs of each such inspection and examination shall be paid by the Fund to the extent that the examination relates to DST’s performance of services under this Agreement.

G.

DST shall comply with Exhibit C (Information Protection Program), which are made a part of this Agreement and apply to the Services. The policies and procedures specified in Exhibit C (Information Protection Program) are subject to change at any time in accordance with DST’s internal change control procedures, provided that the protections afforded thereby will not be diminished in comparison with those currently provided by DST to the Fund under this Agreement. Throughout the Term of this Agreement, as part of the Services, DST shall maintain reasonable backup and physical and electronic security procedures in accordance with its then current internal policies and procedures. DST will be reasonably available to meet with and provide assurances to the Fund concerning its backup procedures as well as its security procedures.

H.

DST shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to the Fund a third party audit report summary no less frequently than annually regarding compliance with Rule 38a-1 involving DST that affects or could affect the Fund. DST shall make available to the Fund’s Chief Compliance Officer its compliance personnel and shall provide to the Fund’s Chief Compliance Officer at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

I.

DST currently maintains and shall at all times maintain insurance coverage adequate for the nature of its operations and shall provide the Fund at least annually a certificate of insurance and shall notify the Fund if there are any material adverse changes to its insurance policies or coverage.

10.	Recapitalization or Readjustment.

In case of any recapitalization, readjustment or other change in the capital structure of the Fund requiring a change in the shares contained in book entry form on the share record of the Fund as maintained by DST, DST will effectuate or transfer ownership of, the outstanding shares in book entry, upon receiving:

A.	Written instructions from an officer of the Fund;

B.	Certified copy of the amendment to the Declaration of Trust or other document, if any, effecting the change;

C.	Certified copy of any order or consent of each governmental or regulatory authority, if any, required by law to the issuance of new book entry shares.

D.	Specimens of the new certificates, if any, in the form approved by the Board of Trustees of the Fund, with a certificate of the Secretary of the Fund as to such approval;

E.	A certificate by the Secretary or similarly situated officer of the Fund stating:

(1)	The status of the Shares in the new form under the 1933 Act and any other applicable federal or state statute; and

(2)	That the issued Shares in the new form are, and all unissued Shares will be, when issued, validly issued, fully paid and nonassessable.

11.	Share Certificates. If the Fund issues certificates for Shares:

A.

The Fund will furnish DST with a sufficient supply of blank share certificates and from time to time will renew such supply upon the request of DST. Such certificates will be signed manually or by facsimile signatures of the officers of the Fund authorized by law and by bylaws to sign share certificates, and if required, will bear the corporate seal or facsimile thereof.

B.

In the event that certificates for shares of the Fund shall be represented to have been lost, stolen or destroyed, DST, upon being furnished with an indemnity bond in such form and amount and with such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or certificates for the number of shares of the Fund represented by the lost or stolen certificate.

C.

In the event that certificates of the Fund shall be represented to have been lost, stolen, missing, counterfeited or recovered, DST shall file Form X-17F-1A with the Securities and Exchange Commission (the “SEC”), or its designee, as required by Rule 17f-1(c) under the 1934 Act.

12.	Death, Resignation or Removal of Signing Officer.

The Fund will promptly provide DST written notice of any change in the officers authorized to sign share certificates, written instructions or requests, together with two signature cards bearing the specimen signature of each newly authorized officer, if any.

13.	Future Amendments of Agreement and Declaration of Trust and Bylaws.

The Fund will promptly provide to DST copies of all material amendments to its Declaration of Trust or Bylaws made after the date of this Agreement.

14.	Instructions, Opinion of Counsel and Signatures.

At any time DST may apply to any person authorized by the Fund to give instructions to DST, and may with the approval of a Fund officer consult with (i) legal counsel for the Fund or (ii) DST’s own legal counsel at the expense of the Fund, with respect to any matter arising in connection with the agency and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. In connection with services provided by DST under this Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law, DST shall have no obligation to continue to provide such services after it has asked the Fund to give it instructions which it believes are needed by it to so continue to provide such services and before it receives the needed instructions from the Fund, and DST shall have no liability for any damages (including without limitation penalties imposed by any tax authority) caused by or that result from its failure to provide services as contemplated by this sentence. DST will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

15.	Force Majeure and Disaster Recovery Plans.

A.

DST shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware, provided such hardware has been reasonably maintained, or third party software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection; or any other similar cause, contingency, circumstance or delay not subject to DST’s reasonable control which prevents or hinders DST’s performance hereunder.

B.

DST shall provide back-up facilities to the data center or centers used by DST to provide the transfer agency services hereunder (collectively, the “Back-Up Facilities”) capable of supplying the transfer agency services specified herein to the Fund in case of damage to the primary facility providing those services. The back-up to the data center operations facility will have no other function that could not be suspended immediately for an indefinite period of time to the extent necessary to allow, or continue to be supported while allowing, the facility to function as a back-up facility and support all functionality scheduled to be supported in DST’s Business Contingency Plan. Transfer to the Back-Up Facility shall commence promptly after the DST’s declaration of a disaster and shall be conducted in accordance with DST’s Business Contingency Plan, which Plan calls for the transfer to the Back-Up Facilities to be completed within 4 hours after DST’s declaration of a disaster. The Fund shall not bear any costs (in addition to the Fees and charges set forth in Exhibit A attached hereto) related to such transfer. At least once annually, DST shall complete a successful test of the Business Contingency Plan. Upon the Fund’s reasonable request, DST shall provide supplemental information concerning aspects of its Business Contingency Plan that are relevant to the services provided hereunder.

C.

DST also currently maintains, separate from the area in which the operations which provides the services to the Fund hereunder are located, a Crisis Management Center consisting of phones, computers and the other equipment necessary to operate a full service transfer agency business in the event one of its operations areas is rendered inoperable. The transfer of operations to other operating areas or to the Crisis Management Center is also covered in DST’s Business Contingency Plan.

D.

DST is not responsible for a failure, unavailability, disruption, or any circumstance arising out of, related to, or resulting from DST’s efforts (including DST intentionally making the System(s) unavailable) to block or otherwise prevent a security breach, provided that DST has fulfilled its information security obligations under the Agreement otherwise and Client is notified promptly as reasonably practicable.

16.	Certification of Documents.

The required copy of the Certificate of Trust of the Fund and copies of all amendments thereto will be certified by the Secretary of State (or other appropriate official) of Delaware, and if such Certificate of Trust and amendments are required by law to be also filed with a county, city or other officer of official body, a certificate of such filing will appear on the certified copy submitted to DST. A copy of the order or consent of each governmental or regulatory authority required by law to the issuance of the shares will be certified by the Secretary or Clerk of such governmental or regulatory authority, under proper seal of such authority. The copy of the Bylaws and copies of all amendments thereto, and copies of resolutions of the Board of Trustees of the Fund, will be certified by the Secretary or an Assistant Secretary of the Fund.

17.	Records.

DST will maintain customary transfer agent records in connection with its agency, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any. Notwithstanding anything in this Agreement to the contrary, the records to be maintained and preserved by DST under this Agreement shall be maintained and preserved in accordance with the following:

A.

Annual Purges by August 31: DST and the Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject the Fund to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Exhibit A.

B.

Purge Criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year. All purged history information shall be retained on magnetic tape for seven (7) years.

C.

Purged History Retention Options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Exhibit A, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

18.	Disposition of Books, Records and Canceled Certificates.

DST may send periodically to the Fund, or to where designated by the Secretary or an Assistant Secretary of the Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Fund under and in accordance with the requirements of Section 17Ad-7 adopted under the 1934 Act, including by way of example and not limitation Section 17Ad-7(g) thereof. Such materials will not be destroyed by the Fund without the consent of DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

19.	Provisions Relating to DST as Transfer Agent.

A.

Before making any original issue of shares, the Fund will furnish DST with sufficient funds to pay all required taxes on the original issue of the shares, if any. The Fund will furnish DST such evidence as may be required by DST to show the actual value of the shares.

B.

Shares will be transferred by book entry in accordance with the instructions of the securityholders of record thereof. DST reserves the right to refuse to transfer shares until it is satisfied that the endorsement or signature on the certificate or any other document is valid and genuine, and for that purpose it may require a guaranty of signature in accordance with the Signature Guarantee Procedures. DST also reserves the right to refuse to transfer shares until it is satisfied that the requested transfer or redemption is legally authorized, and it will incur no liability for the refusal in good faith to make transfers which, in its judgment, are improper or unauthorized. DST may, in effecting transfers or redemptions, rely upon the Procedures, Simplification Acts, Uniform Commercial Code or other statutes that protect DST and the Fund or both in not requiring complete fiduciary documentation. In cases in which DST is not directed or otherwise required to maintain the consolidated records of securityholder’s accounts, DST will not be liable for any loss which may arise by reason of not having such records, except to the extent such loss arose from DST’s failure to meet its obligations under the terms of this Agreement, willful misconduct, or bad faith.

C.

DST will supply a securityholders list to the Fund for its annual meeting upon receiving a request from an officer of the Fund. It will also, at the expense of the Fund, supply lists at such other times as may be requested by an officer of the Fund.

D.

In case of any request or demand for the inspection of the stock books of the Fund or any other books in the possession of DST, DST will endeavor to notify the Fund and to secure instructions as to permitting or refusing such inspection. DST reserves the right, however, to exhibit the stock books or other books to any person in case it is advised by its counsel that it may be held responsible for the failure to exhibit the stock books or other books to such person.

E.

DST agrees to furnish the Fund with (1) annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information as is made public by DST in connection with the foregoing and (2) semi-annually with a copy of a SSAE 16 or successor Report issued by DST’s certified public accountants pursuant to Rule 17Ad-13 under the 1934 Act as filed with SEC. The annual financial statements will be certified by DST’s certified public accountants and the posting of a current copy thereof on DST’s website shall be deemed to be delivery to the Fund.

F. (1)

DST shall assist the Fund to fulfill certain of the Fund’s responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, the Red Flags Regulations promulgated jointly by the Office of the Comptroller of the Currency, Treasury (OCC); Board of Governors of the Federal Reserve System (Board); Federal Deposit Insurance Corporation (FDIC); Office of Thrift Supervision, Treasury (OTS); National Credit Union Administration (NCUA); and Federal Trade Commission (FTC or Commission) implementing section 114 of the Fair and Accurate

Credit Transactions Act of 2003 (FACT Act) and final rules implementing section 315 of the FACT Act, and the applicable federal securities laws (collectively the “Reform Regulations”), to the extent applicable to the Fund, by complying with Compliance +™, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the “Compliance + Program”), a copy of which has hitherto been made available to Fund. These business processes are anti-money laundering, identity theft, red flag reporting, certificate processing, correspondence processing, fingerprinting, lost securityholder processing, reconciliation and control, transaction processing, transfer agent administration and safeguarding fund assets and securities. DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. DST shall provide the Fund with written notice of any such changes.

(2)

DST shall perform the procedures set forth in the Compliance + Program, as amended by DST from time to time, which pertain to DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that DST’s employees act in accordance with the Compliance + Program, and (iii) provide the Fund with written notice of any material changes made to the Program as attached hereto.

(3)

Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Section and in the Compliance + Program, as amended, and any of obligations under the enumerated Acts and Regulations that DST has not agreed to perform on the Fund’s behalf under the Compliance + Program or under this Agreement shall remain the Fund’s sole obligation.

G.

With respect to DST’s activities under the Compliance + Program, DST will permit duly authorized governmental and self-regulatory examiners to make periodic inspections of its operations as such would involve the Fund and the Fund to obtain, inter alia, information and records relating to DST’s performance of its obligations under the Compliance + Program and to inspect DST’s operations for purposes of determining DST’s compliance with the Identity Theft Program. Any costs imposed by such examiners in connection with such examination (other than fines or other penalties arising solely out of DST’s failure to fulfill its obligations under the Compliance + Program) shall be paid by the Fund.

H.	DST shall establish on behalf of the Fund banking relationships for the conduct of the business of the Fund in accordance with the terms set forth in this Agreement.

I.

The Fund acknowledges that DST is currently using, and will continue to use, DST Worldwide Services India Private Limited (“DST India”) and DST Worldwide Services (Thailand) Limited (“DST Thailand”), indirect, wholly-owned subsidiaries of DST, to assist with software development and support projects for DST and/or for the Fund. As part of such support, the Fund acknowledges that DST India and DST Thailand associates access the Fund Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.).

20.

Provisions Relating to Dividend Disbursing and Paying Agency (as well as the receipt, deposit and payment of funds by the Transfer Agent in connection with the purchase and redemption of Funds shares).

A.

DST, acting as agent for the Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”) into which DST shall deposit the funds DST receives for payment of dividends, distributions, purchases of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Fund provided for in this Agreement, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to DST, and (3) to establish, to implement and to transact Fund business through Automated Clearinghouse (“ACH”), Draft Processing, Wire Transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under this Agreement. DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Agreement. In each of the foregoing situations the Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement and DST’s liability shall be judged under the standards set forth in this Agreement. DST shall not be liable for any Adverse Consequences arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in good faith and with due diligence.

B.

DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

21.	Assumption of Duties By the Fund or Agents Designated By the Fund.

A.

The Fund or its designated agents other than DST may assume certain duties and responsibilities of DST or those services of Transfer Agent and Dividend Disbursing Agent as those terms are referred to in Section 4.D. of this Agreement including but not limited to answering and responding to telephone inquiries from securityholders and brokers, accepting securityholder and broker instructions (either or both oral and written) and transmitting orders based on such instructions to DST, preparing and providing in electronic format, to Fund’s print vendor of choice, confirmations, obtaining certified TIN numbers, and disbursing monies of the Fund, said assumption to be embodied in writing to be signed by both parties.

B.

To the extent the Fund or its agent or affiliate assumes such duties and responsibilities, DST shall be relieved from all responsibility and liability therefor and is hereby indemnified and held harmless against any liability therefrom and in the same manner and degree as provided for in Section 8 hereof.

C.

Initially the Fund or its designees shall be responsible for the following: (i) answer and respond to phone calls from securityholders and broker-dealers; and (ii) generate certain, but not all, correspondence to securityholders as decided by the parties in written procedures.

22.	Termination of Agreement.

A.

This Agreement shall be in effect upon execution by both the Fund and DST and shall continue in full force and effect for an initial period of three (3) years (the “Initial Term”) commencing upon the first use of DST’s Services in production after the conversion of the Fund’s securityholder records onto TA2000. Effective upon the last day of such initial five (3) year term, this Agreement may be terminated by either the Fund or DST as of the last day of the then current term by the giving to the other party of at least 120 days’ prior written notice. If such notice is not given by either party to the other at least 120 days prior to the end of the then current term, this Agreement shall automatically extend for a new term of one year unless a different period is agreed upon by the parties.

B.

Each party, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events with respect to the other party:

(1)	The bankruptcy of the other party or its assigns or the appointment of a receiver for the other party or its assigns;

(2)

A material breach of this Agreement by the other party, which breach continues for thirty (30) days after receipt of written notice from the first party setting forth in reasonable detail the circumstances of such alleged breach; or

(3)	Failure by the Fund to pay Compensation and Expenses as they become due, which failure continues for thirty (30) days after receipt of written notice from DST;

C.

In the event of termination, the Fund will promptly pay DST all amounts due to DST hereunder and DST will use its reasonable efforts to transfer the records of the Fund to the designated successor transfer agent, to provide reasonable assistance to the Fund and its designated successor transfer agent, and to provide other information relating to its services provided hereunder (subject to the recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time); provided, however, as used herein “reasonable assistance” and “other information” shall not include assisting any new service or system provider to modify, alter, enhance, or improve its system or to improve, enhance, or alter its current system, or to provide any new, functionality or to require DST to disclose any DST Confidential Information, as hereinafter defined, or any information which is otherwise confidential to DST.

23.	Confidentiality.

A.

DST Confidential Information. The Fund acknowledges and agrees that the terms and conditions of this Agreement and any information obtained by the Fund concerning or through receipt of the services (including by way of example and without limitation the TA2000 System and all related output, all security procedures, financial or operational records, processes, algorithms, designs, techniques, code, screen and data formats, interface formats and protocols, and structures contained or included therein) and other information obtained by them concerning the other software, software applications, equipment configurations, and business of DST (the “DST Confidential Information”)

is confidential and proprietary to DST. The Fund further agrees to use the DST Confidential Information only as permitted by this Agreement, to maintain the confidentiality of the DST Confidential Information and not to disclose the DST Confidential Information, or any part thereof, to any other person, firm or corporation. DST Confidential Information shall not include (i) information that is or becomes generally known by the public, absent breach by the Fund of its obligations hereunder, (ii) information that is or becomes otherwise known or developed by the Fund without reference to information provided (absent breach by the Fund of its obligations hereunder) by or on behalf of DST, or (iii) information that is approved in writing by DST to be disclosed. The Fund acknowledges that disclosure of the DST Confidential Information may give rise to an irreparable injury to DST inadequately compensable in damages. Accordingly, DST may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies that may be available. The Fund consents to the obtaining of such injunctive relief and in any proceeding upon a motion for such injunctive relief, the Fund’s ability to answer in damages shall not be interposed as a defense to the granting of such injunctive relief.

B.

Fund Confidential Information. DST acknowledges and agrees that the terms and conditions of this Agreement, and any information or records in its possession relating to the Fund, its securityholders, or the securityholders accounts (the “Fund Confidential Information”) is confidential and proprietary to the Fund. DST agrees that, except as provided in the last sentence of Section 19.E. hereof, or as otherwise required by law, DST hereby agrees to use the Fund Confidential Information only as permitted by this Agreement, to maintain the confidentiality of the Fund Confidential Information and not to disclose the Fund Confidential Information, or any part thereof, to any other person, firm or corporation except as necessary to fulfill DST’s obligations under this Agreement. Fund Confidential Information shall not include (i) information that is or becomes generally known by the public, absent breach by DST of its obligations hereunder, (ii) information that is or becomes otherwise known or developed by DST without reference to information provided (absent breach by DST of its obligations hereunder) by or on behalf of Fund, or (iii) information that is approved in writing by Fund to be disclosed. DST acknowledges that disclosure of the Fund Confidential Information may give rise to an irreparable injury to Fund inadequately compensable in damages. Accordingly, Fund may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies that may be available. DST consents to the obtaining of such injunctive relief and in any proceeding upon a motion for such injunctive relief, DST’s ability to answer in damages shall not be interposed as a defense to the granting of such injunctive relief.

DST further acknowledges that in negotiating and performing the terms of this Agreement, it may have access to non-public personal information as defined in Title V of the Gramm-Leach-Bliley Act of 1999 or any successor federal statute, and the rules and regulations thereunder, all as may be amended or supplemented from time to time belonging to Fund’s workforce, customers, business partners, agents and representatives, suppliers, service providers, contractors (the “Personal Data”). DST further agrees that it will comply with the terms of the applicable federal and state laws and regulations, and, unless it otherwise advises Fund in writing, local laws which are the subject of an ICI Memorandum or as to which Fund has notified DST in writing, in all cases in the United States regarding the privacy of information pertaining to individuals and shall keep any such data confidential, secure from loss or destruction or damage.

C.

Governmental Disclosures. If a party is required to file this Agreement or any portion thereof with, or to provide any information pertaining to this Agreement to, any state or federal agency or regulatory body, to the extent legally permissible, it shall notify the other party sufficiently in advance for the parties to work together to redact such provisions and to keep confidential such information as the other party deems sensitive. Fund acknowledges that at a minimum DST considers all monetary provisions, service levels and damage limitation and formulas in this Agreement as confidential. Each party shall use its best commercially reasonable efforts to advance the position of the other party with the governmental agency or regulatory body that such provisions or information should not be provided or should not be made publicly available, and each party shall keep the other party apprised of any decision by the agency or regulatory body in this regard. Each party shall provide the other party with copies of all written communications with the agency or regulatory body pertaining to the services to be provided hereunder or to this Agreement.

D.

Limitations; Survival. The provisions of this Section 23 shall not apply to any information if and to the extent such information was (i) independently developed by the receiving party as evidenced by documentation in such party’s possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Agreement by the receiving party or (iv) known to the receiving party free of restriction at the time of such disclosure; provided, however, that the person or party asserting the existence of any of the foregoing exceptions shall bear the burden of proof with respect thereto. The parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the parties shall forthwith return to one another all written materials and computer software which are the property of the other party, subject to each party’s internal document retention policies and procedures. All of the undertakings and obligations relating to confidentiality and nondisclosure in this Agreement shall survive the termination or expiration of this Agreement for a period of ten (10) years provided that, to the extent Confidential Information includes information that is also a Trade Secret as defined by the Uniform Trade Secrets Act, the obligation to protect such Trade Secrets shall survive the termination of this Agreement and shall remain for so long as such Confidential Information constitutes a Trade Secret, as defined by the Uniform Trade Secrets Act.

(1)

The Fund acknowledges that DST has proprietary rights in and to its systems used to perform services hereunder including, but not limited to the maintenance of securityholder accounts and records, processing of related information and generation of output, including, without limitation any changes or modifications of such systems and any other DST programs, data bases, supporting documentation, or procedures.

(2)

The Fund acknowledges that DST intends to develop and offer analytics-based products and services for its customers. In providing such products and services, DST will be using consolidated data across all clients, including data of the Fund, and make such consolidated data available to clients of the analytics products and services. The Fund hereby consents to the use by DST of Fund Confidential Information (including shareholder information) for in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the Fund information will be aggregated, anonymized and sometimes enriched with external data sources. DST will not disclose client investor names or other personal identifying information, or information specific to or identifying the Fund.

(3)

Each party acknowledges that any unauthorized use, misuse, disclosure or taking of confidential information of the other party which is confidential as provided by law, or which is a trade secret, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable state law. Each party will advise all of its employees and agents who have access to any confidential information of the other party or to any computer equipment capable of accessing hardware or software of the other party of the foregoing.

(4)

In the event the Fund becomes aware that the Fund has obtained information from DST which is not intended for the Fund, the Fund agrees to (i) immediately, and in no case more than twenty-four (24) hours later, notify DST that unauthorized information has been made available to the Fund; (ii) after identifying that such information is not intended for the Fund, not review, disclose, release, or in any way, use such unauthorized information; (iii) provide DST reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to DST a certificate executed by an authorized officer of the Fund certifying that all such unauthorized information in the Fund’s possession or control has been delivered to DST or destroyed as required by this provision.

24.	Changes and Modifications.

A.

DST shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the DST Facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and DST provides the Fund with revised operating procedures and controls.

B.

All enhancements, improvements, changes, modifications or new features added to the DST Facilities, however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST. The parties recognize that during the Term of this Agreement the Fund will disclose to DST, Fund Confidential Information and, from time to time, DST may partly rely on such Fund Confidential Information to design, structure or develop a Deliverable. Provided that, as developed, such Deliverable contains no Fund Confidential Information that identifies the Fund or its shareholders, (i) the Fund hereby consents to DST’s use of such Fund Confidential Information to design, to structure or to determine the scope of such Deliverable and that any such Deliverable, regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of DST and (ii) the Fund hereby grants DST a perpetual, nonexclusive license to incorporate and retain in such Deliverables Fund Confidential Information. All Confidential Information of the Fund shall be and shall remain the property of the Fund and shall remain protected under Section 23(A).

C.

During the term of this Agreement DST will use on behalf of the Fund without additional cost all modifications, enhancements, or changes which DST may make to the DST Facilities in the normal course of its business and which are applicable to functions and features offered by the Fund, unless substantially all DST clients are charged separately for such modifications, enhancements or changes, including, without limitation, substantial system revisions or modifications necessitated by changes in existing laws, rules or regulations. The Fund agrees to pay DST promptly for modifications and improvements that are charged for separately at the rate provided for in DST’s standard pricing schedule which shall be identical for substantially all clients, if a standard pricing schedule shall exist. If there is no standard pricing schedule, the parties shall mutually agree upon the rates to be charged.

25.	Third Party Vendors.

Nothing herein shall impose any duty upon DST in connection with or make DST liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Sprint, MCI and other delivery, telecommunications and other such companies not under the party’s reasonable control, and (c) third parties not under the party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the The Depository Trust & Clearing Corporation (DTCC), and its subsidiary, the Depository Trust Company (processing and settlement services), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if DST selected such company, DST shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

26.	Limitations on Liability.

A.

Notice is hereby given that this Agreement has been executed on behalf of the Fund by the undersigned duly authorized representative of the Fund in his/her capacity as such and not individually; and that the obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any trustee, officer or securityholder of the Fund individually.

27.	Miscellaneous.

A.

This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of Delaware, excluding that body of law applicable to choice of law.

B.	All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

C.

The representations and warranties, and the indemnification extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

D.	No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

E.	The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

F.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

G.

If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

H.

This Agreement may not be assigned by the Fund or DST without the prior written consent of the other. DST may subcontract certain of its obligations hereunder, to any domestic or foreign affiliate of DST.

I.

Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Fund and DST. It is understood and agreed that all services performed hereunder by DST shall be as an independent contractor and not as an employee of the Fund. This Agreement is between DST and the Fund and neither this Agreement nor the performance of services under it shall create any rights in any third parties. There are no third party beneficiaries hereto.

J.

Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

K.

The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

L.

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified except by written instrument executed by both parties.

M.

All notices to be given hereunder shall be deemed properly given if delivered in person or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail as follows:

If to DST:

DST Systems, Inc.

1055 Broadway, 7th Floor

Kansas City, Missouri 64105

Attn: Group Vice President-Full Service

Facsimile No.: 816-435-3455

With a copy of non-operational notices to:

DST Systems, Inc.

333 West 11th Street, 5th Floor

Kansas City, Missouri 64105

Attn: Legal Department

Facsimile No.: 816-435-8630

If to the Fund:

XAI Octagon Floating Rate & Alternative Income Term Trust

321 N. Clark Street

Suite 2430

Chicago, Illinois 60654

Attn: John P. McGarrity

or to such other address as shall have been specified in writing by the party to whom such notice is to be given.

N.

DST and the Fund (including all agents of the Fund) agree that, during any term of this Agreement and for twelve (12) months after its termination, neither party will solicit (other than through a general solicitation, which may include advertising in publications or media of general circulation, including trade journals and similar media) for employment any employees of the other.

O.

The representations and warranties contained herein shall survive the execution of this Agreement and the performance of services hereunder and the provisions of Section 8 of this Agreement shall survive the termination of the Agreement and the performance of services hereunder until any statute of limitations applicable to the matter at issues shall have expired.

P.	DST will not be precluded from offering services similar to those offered to the Fund(s) to other parties, including competitors of the Fund(s).

Q.

WAIVER OF JURY TRIAL: THE PARTIES HEREBY EXPRESSLY WAIVE, TO THE FULL EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY JUDICIAL PROCEEDING ARISING FOR OR RELATED TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

XAI OCTAGON FLOATING RATE & ALTERNATIVE INCOME TERM TRUST

By:

Print Name:

Title:

Date:

DST SYSTEMS, INC.

By:

Print Name:

Title:

    Date:

EXHIBIT A

FEE SCHEDULE

EXHIBIT B

AUTHORIZED PERSONNEL

Pursuant to the terms of the Agency Agreement between XAI Octagon Floating Rate & Alternative Income Term Trust (the “Fund”) and DST (the “Agreement”), the Fund authorizes the following Fund personnel to provide instructions to DST, and receive inquiries from DST in connection with the Agreement:

Name	Title

EXHIBIT B

This Exhibit may be revised by the Fund by providing DST with a substitute Exhibit B. Any such substitute Exhibit B shall become effective twenty-four (24) hours after DST’s receipt of the document and shall be incorporated into the Agreement.

EXHIBIT C

INFORMATION PROTECTION PROGRAM

DST has a formal Information Protection Program (IPP) that was established and exists as a working roadmap for DST security. DST does Risk Assessments, Security Assessments, Security Awareness for the corporation as a whole, targeted training for specific applicable groups, and other security related activities. DST has a program and process pursuant to which DST reviews its technology and architecture and security requirements and needs.

Integral to the function of the IPP is the Global Security Council (GSC). The GSC convenes periodically during the year and is responsible for 1) identifying, measuring and rating risks, 2) approving policies, standards, and practices, and 3) assessing and reporting progress towards compliance. The GSC convenes periodically during the year and is responsible for providing executive level oversight and guidance to the Information Protection Program.

A component of the IPP is DST’s Policies, Control Standards, and Technology Baselines. DST’s Security Management Console (SMC) is an on-line system DST obtained from Archer Technologies that provides Security Policies, Control Standards, and Technical Baselines, oriented to the financial industry. The policies and standards incorporated in the SMC are designed to be consistent and evolve with ISO27001, HIPAA, Data Protection Act of 1998, IS Forum Standards, FFIEC IS Booklet, and MAS to the extent DST deems them applicable to its business.

DST has in place security log and activity monitoring, on a 24x7x365 basis. DST has an Intrusion Detection System (IDS) implemented to keep us informed on network activity. DST has an incident response process to deal with unexplainable logs and activities that are observed. This process is reviewed for validity and effectiveness for the purpose. DST also uses at least annually, third party security reviews to provide the information to support DST’s security efforts.

All of the foregoing policies and procedures are subject to regular review and modification without notice, it being agreed that (i) no change to the foregoing shall diminish the over-all level of security and protections afforded to The Fund Data as maintained on the DST Subaccounting System and the DST Facilities and (ii) DST hereby undertakes that it shall at all times have in place data security policies and standards that are reasonably designed to be consistent and evolve with ISO27001, HIPAA, Data Protection Act of 1998, IS Forum Standards, FFIEC IS Booklet, and MAS to the extent DST reasonably deems them applicable to its business.